Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING PROVIDES UPDATE ON AGREEMENTS WITH
PARIMUTUEL CLERKS AND HORSEMEN

CHESTER, WV – January 2, 2004 – MTR Gaming Group, Inc. (Nasdaq National Market:MNTG) today announced that its wholly owned subsidiary, Mountaineer Park, Inc., extended its agreement with the union representing its pari-mutuel clerks to January 10, 2004, and is currently negotiating a new, five-year agreement.  The agreements between Mountaineer Park and the Horsemen’s Benevolent and Protective Association (“HBPA”) governing live racing and simulcasting expired on January 1, 2004, and Mountaineer Park is currently negotiating a new, five-year agreement with the HBPA.  The next scheduled racing date at Mountaineer is January 19, 2004.  Absent an agreement with the HBPA, Mountaineer will not conduct racing or pari-mutuel wagering.

The expiration of the agreement with the HBPA will not affect Mountaineer Park’s ability to conduct slot machine operations unless the requisite agreements have not been reached by July 1, 2004, the renewal date for Mountaineer Park’s video lottery license.

Edson R. (Ted) Arneault, President and CEO of MTR Gaming Group, commented, “We believe that we will execute new contracts with our pari-mutuel clerks by January 10, 2004 and with the HBPA by January 19, 2004.  We look forward to announcing our progress.”

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates the Mountaineer Race Track & Gaming Resort in Chester, West Virginia, Scioto Downs in Columbus, Ohio, the Ramada Inn and Speedway Casino in North Las Vegas, Nevada, and holds a license (judicial review pending) to build Presque Isle Downs, a thoroughbred racetrack with pari-mutuel racing in Erie, Pennsylvania.  The Mountaineer facility currently encompasses a thoroughbred racetrack with off-track betting and export simulcasting, 3,200 slot machines, 359 hotel rooms, golf course, spa & fitness center, theater and events center, convention center and fine dining and entertainment.  MTR is included on the Russell 2000® and Russell® 3000 Indexes.  For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements concerning, among other things, future plans and operating results, and specifically, our plans to complete agreements with our pari-mutuel clerks and horsemen.  Such statements are based on our current plans and expectations.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially.  Those risks and uncertainties include, but are not limited to, our inability to conclude the subject agreements, the refusal of parties whom we do not control to bargain in good faith, and other factors described in our periodic reports filed with the Securities and Exchange Commission.  We do not intend to update publicly any forward-looking statements, except as may be required by law.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.	Investor Relations Counsel:
Edson R. (Ted) Arneault, President & CEO	The Equity Group Inc.
(304) 387-8300	www.theequitygroup.com
www.mtrgaming.com	Lauren Barbera	(212) 836-9610
lbarbera@equityny.com
	Loren G. Mortman	(212) 836-9604

####